Exhibit 99.2

RAYMOND J. MILCHOVICH	November 26, 2004

Chairman, President and	TEL 908-730-5060
Chief Executive Officer	FAX 908-730-4600

Dear Employees, Officers and Directors:

On June 14, 2004, I advised you that Foster Wheeler adopted a new Code of Business Conduct and Ethics (“Code”). Since that time, we have made changes to the Code and to the ways you may report issues or violations related to the Code.

First, we have outsourced our reporting hotline, which we call the “Foster Wheeler Compliance ReportLine”, to a third-party, Global Compliance Services, Inc. (GCS), which is utilized by many of the Fortune 500 companies in the United States. GCS is providing toll-free telephone numbers worldwide for you to report (anonymously if you desire, consistent with law and Foster Wheeler’s need to investigate your concern) violations regarding accounting, internal accounting controls or auditing matters, or other violations of the Code, including any violation of the laws, rules, regulations or corporate or other policies that apply to you, your Business Unit or Foster Wheeler, or any observed instances of misconduct or pressure to compromise the Company’s ethics standards (collectively “Violations of the Code”). In most cases, the Compliance ReportLine will take your reports in your native language. The toll-free telephone numbers are listed in the Code. Please note that these lines will not be active until December 10, 2004. Until that time, please use the old hotline number which is 800-448-0480. GCS also provides a web-based option to report Violations of the Code via the internet on an anonymous basis. The website is set forth in the Code.

Second, we have appointed a Corporate Compliance Officer at each Business Unit who also may receive your reports of Violations of the Code or respond to your questions regarding the Code.

Third, we have made changes to the Code to better reflect our values and the laws applicable to Foster Wheeler.

The Code, which is attached to this e-mail, contains the changes which I described above. Please read the Code very carefully and if you have any questions, please talk with your supervisor, your business unit Corporate Compliance Officer, a member of the Law

CLARENDON HOUSE, 2 CHURCH STREET

HAMILTON, HM CX, BERMUDA

MAILING ADDRESS: PERRYVILLE CORPORATE PARK, CLINTON, NJ 08809-4000

Department or the Chief Corporate Compliance Officer, Peter D. Rose. Contact information is attached to this letter.  The Code is available on Foster Wheeler’s global intranet site at http://myfw.fwc.com. Click on the Code of Business Conduct and Ethics link in the Foster Wheeler World section.  The Code is also available on the Foster Wheeler Internet site at www.fwc.com. At the Main Menu, follow the links Investor Relations, then Corporate Governance, then Code of Business Conduct and Ethics.

The Code cannot address the large number of factual situations that might arise.  Whenever you are in doubt about the proper course of action, you are encouraged to discuss the situation with your supervisor, the Corporate Counsel or the Corporate Compliance Officer for your Business Unit or in the case of an issue involving your employment, the Human Resources Department for your Business Unit.  You may also contact the General Counsel of your Business Unit, the General Counsel of Foster Wheeler Ltd. or the Chief Corporate Compliance officer.

We rely on you to assist us in our compliance efforts and report suspected crimes and/or Violations of the Code by contacting your supervisor or your Business Unit Corporate Compliance Officer or the Foster Wheeler Compliance ReportLine.  When using the Foster Wheeler Compliance ReportLine, you may either identify yourself or call on an anonymous basis, if desired. Foster Wheeler will not tolerate retribution, retaliation or adverse personnel action of any kind against anyone for lawfully reporting what he or she, in good faith, believes is a situation of non-compliance with the law or company policy. You may also report violations by calling the Chief Corporate Compliance Officer, Peter D. Rose, in Perryville, N.J. at (908) 713-2950, writing to Mr. Rose at Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000 or by calling the Company’s General Counsel’s Office at (908) 730-4114.

In providing this Code to you, Foster Wheeler continues its commitment to conducting business to a high ethical standard and in full compliance with law. I am confident that you share this commitment and will represent Foster Wheeler with honor and integrity.

Very truly yours,

/s/ Raymond J. Milchovich
Raymond J. Milchovich

Contact Information

Corporate Compliance Officers

Chief Corporate Compliance Officer	Peter D. Rose	908-713-2950
Peter_Rose@fwc.com

Global Power Corporate Compliance Officer	Ron Butchart	908-730-2021
Ron_Butchart@fwc.com

UK Corporate Compliance Officer	Richard Williams	+44 118 913 3276
Richard_Williams@fwuk.fwc.com

CEU Corporate Compliance Officer	Umberto Frixione	+34-91-336-2955
Umberto_Frixione@fwceu.com

APAC Corporate Compliance Officer	Steve Mercy	+44-118-913-3304
Steve_Mercy@fwuk.fwc.com

Madrid E&C Compliance Officer	Patricia Barrios Canepa	+34-91-336-2551
Patricia_Barrios_Canepa@fwiberia.fwc.com

Paris Compliance Officer	Alan De Haviland	+33-1-43-46-40-93
Alan_De_Haviland@fwf.fwc.com

Finland Compliance Officer	Reijo Hakanoro	+358-10-393-6109
Reijo_Hakanoro@fwfin.fwc.com

Corporate Legal Officers

Company Corporate Counsel	Vic Hebert	908-730-4114
Victor_Hebert@fwc.com

North American Power Counsel	James Von Kaenel	(908) 713-2090
Jim_vonkaenel@fwc.com

UK Counsel	Jon Shattock	+44-118-913-2026
Jon_Shattock@fwuk.fwc.com

CEU Counsel	Guido Marano	+39-02-4486-2541
Guido_Marano@fwceu.com

APAC Counsel	Angelina Wong	+65-6-890-0728
Angelina_Wong@fwc.com

European Power Counsel	Riitta Hovi	+358-10-393-6106
Riitta_Hovi@fwfin.fwc.com